Gibraltar

Second-Quarter 2006

Earnings Conference Call

July 27, 2006

7/28/2006 10:08 AM

PETER

Thank you, Shamika – and hello everyone.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results.  Our actual results may differ materially, as a result of factors over which Gibraltar has no control.  These factors are outlined in the news release we issued last night and in our filings with the SEC.

If you did not receive the news release on our second-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I’d like to turn the call over to Gibraltar’s chairman and chief executive officer, Brian Lipke.

BRIAN

Thanks Peter.

Good afternoon, everyone and thanks for joining us today.  On behalf of Henning Kornbrekke, our President and COO, who is dialing in for this call today from our CMI facility in Ontario, California; Dave Kay, our CFO; and Peter, who you just heard from who’s filling in for Ken Houseknecht, our Vice President of Investor Relations, we want to thank you for joining us.

I’m going to give you an overview of our second-quarter results and then talk a little bit about some of our recent initiatives and their impact on our performance. Dave will then discuss our financial results in greater detail. Following that, Henning will review our corporate and segment performance, and our outlook for the third quarter. After our prepared remarks are completed, we will open the call to your questions.

As we stated in our news release, we had another good quarter, with second-quarter sales up 39%, an operating margin of 10.9%, net income increasing by 51%, and earnings per share growing by 50%.

All of these results were the best for any quarter in Gibraltar’s history, and I want to thank and congratulate the men and women on the Gibraltar Team for their contributions to this performance.

Our second-quarter results further demonstrate that we are making measurable progress in our ongoing efforts to transition Gibraltar into a diversified manufacturer capable of generating improving and consistent results, in a variety of operating environments, over an extended period of time.

To that end, in the last 18 months we have continued to strategically transform Gibraltar by making six acquisitions, selling three businesses, and focusing on continuous improvement with all of our existing operations.

Our six most recent acquisitions added annual sales of approximately $400 million, while the three divestitures had annual sales of approximately $180 million. More importantly, though, these actions solidified our leadership position in targeted growth areas and strengthened our operating characteristics.

We took a number of steps during the second quarter.

Most significantly, we sold the assets of our Thermal Processing segment on June 30 for approximately $135 million. Dave will provide more financial detail on this transaction during his portion of the presentation.

Even though our Thermal Processing segment performed well for us during the ten years that we owned it, this business no longer strategically fit in our growth or capital allocation plans and we concluded that it would be a better match with another organization. This was an increasingly smaller part of our business, accounting for approximately 8% of our 2006 budgeted sales.

As we’ve said in many of our recent conference calls, we continue to review our portfolio of companies and businesses, and we will divest those that are outside of our strategic and our operating parameters. We will continue to focus our resources and capital on the niche products and markets where we can establish a dominant position and have long-term growth potential.

So, consistent with that approach, we also sold the assets of our steel strapping operations on June 16. While this, too, had been a solid business for Gibraltar for a long number of years, it did not provide a long-term fit that was consistent with our growth objectives and so we sold it.

We used the proceeds from both of these sales to pay down debt. This decreased our long-term debt to total capitalization ratio to 40% at

June 30 from 47% at March 31.

We also recently announced a couple of purchases, acquiring Home Impressions on

June 8 and Steel City on June 30.

Both of these transactions solidified our leadership position in the storage and postal products category. Together, they add annual sales of about $30 million, while broadening our product mix in defined niche markets, strengthening our marketing capabilities, enhancing relationships with existing customers, and adding some new customers to our customer base.

Our results in the first six months of 2006 have been strong, and we enter the second half of the year with solid momentum. We are actively pursuing continued growth and operational improvements in all of our existing businesses, while also evaluating a wide range of acquisition opportunities.

The company is well positioned to continue to pursue our growth strategies.  We are stronger and more focused than at any point in Gibraltar’s history. The markets we serve are continuing to grow and remain strong. We have good people running our businesses. We continue to improve our structure and systems. And we’ve made numerous improvements to our operations, and we’re working on many others.

At this point, I’ll turn the call over to Dave and Henning, who will provide a more detailed review of our second-quarter results, our operational performance, and our outlook for the third quarter and balance of the year.

Dave.

DAVE

Thanks, Brian.

As Brian noted, the second quarter was Gibraltar’s most successful as measured by a number of benchmarks. Sales from continuing operations of $352 million dollars in the second quarter were the highest for any quarter in Gibraltar’s history, and increased by approximately 39% from a year ago. For the first six months of 2006, sales from continuing operations were $675 million, up by approximately 38% when compared to the first half of 2005.

The sales increase during the quarter and six months was driven by improvements from our existing businesses, along with the inclusion of AMICO’s results.

Income from operations of $38.3 million in the quarter increased by 56% from $24.5 million in the second quarter of last year. For the first six months of 2006, income from operations was $63.7 million, up 57% from $40.6 million in the first half of 2005.

Net income in the second quarter of 2006 was also a record at $23.3 million dollars, or $.78 per share, compared to $15.5 million, or $.52 per share, in the second quarter of last year.

Net income from continuing operations in the quarter was $19.8 million dollars, or $.66 per share, compared to $13.5 million, or $.45 per share, in the second quarter of 2005.

During the first half of the year, net income from continuing operations was $31.5 million dollars, an increase of approximately 45% compared to the first six months of 2005.

Net income from discontinued operations amounted to $3.6 million dollars, or $.12 per share, in the second quarter of 2006, compared to $2.0 million, or $.07 per share, in the second quarter of 2005. Included in the discontinued operations for the second quarter and year-to-date results for 2006 is a $.06 cents per share gain from the disposal of the net assets of the discontinued operations.

Selling, general, and administrative expenses amounted to $39.0 million dollars, or 11% of sales, during the quarter, compared to $24.6 million, or 9.7% of sales, in the same quarter of last year. The primary reason for the increase in SG&A expenses, both in terms of dollars and %, comes primarily from the addition of AMICO, together with general cost increases, increased expenses for professional fees related to registering our Senior Subordinated Notes, and stock compensation costs.

Total interest expense, including amounts allocated to discontinued operations, amounted to $8.4 million dollars in the quarter, compared to $3.8 million dollars in the second quarter of last year, largely as a result of higher average borrowing levels, primarily from the AMICO acquisition, as well as higher overall interest rates.

Our net return on sales in the quarter was 6.6% for the quarter, compared to 6.1% in the second quarter of 2005.

From a cash flow perspective, we generated EBITDA of $43.6 million dollars in the quarter, up from $27.3 million a year ago.

On a consolidated basis, we turned our inventories at about 5.0 times during the quarter, compared to 3.8 times in the second quarter of last year and, in spite of the overall increase in receivables resulting from increased sales, average days sales outstanding were 49.8 days in the quarter, compared to 54.8 a year ago.

Through the first six months of the year, capital spending amounted to $11.5 million dollars, compared to $8.1 million last year. We now expect to spend a total of $24 to $26 million dollars in 2006 versus our original estimate of $28 to $31 million, prior to the disposal of Thermal Processing.

We have also paid out approximately

$3.0 million in dividends during the first half of the year.

As noted in our news release, the sale of the Thermal Processing segment, together with the sale of the steel strapping assets, resulted in a net gain of $1.9 million, or $.06 per share.

As Brian mentioned earlier, we used nearly all of the cash proceeds from the sale to pay down debt by approximately $110 million, bringing our long-term debt-to-total-capital ratio down to 40% at June 30, compared to 47% at March 31.

At June 30, we were in full compliance with all of our debt covenants.

Now I will turn the call over to Henning for a more detailed analysis of operations.

.

HENNING

Thanks, Dave.

Net sales from continuing operations, as Dave noted earlier, were $352 million in the second quarter, up 39% from a year ago.

Our gross margin of 21.9% improved 2.5 percentage points from the second quarter of 2005, as a result of improved operating efficiencies in our Building Products group.  Our operating margin of 10.9% was

1.2 percentage points higher than the year-ago quarter, driven by a higher gross margin, partially offset by higher SG&A expenses, a result of the elimination of the Thermal Processing group in the quarter and its lower SG&A ratio.

Looking at the results of our two segments, Building Products generated a sales increase of 67.6% to $239 million. The growth was the result of recent acquisitions and organic growth at many of our existing building products operations.  On a year-to-date basis, organic growth in this segment, excluding the effect of acquisitions, was approximately 4.7%, compared to last year.  In addition, AMICO generated strong organic growth, a result of continued strength in the markets they serve.

Gross margins were 26.7%, up 1.5 percentage points from the year-ago quarter. The operating margin was 16.9%, up from 15.6% in the second quarter of 2005.

Margin improvements, the 6th consecutive 2nd quarter gain, is a direct result of our ongoing efforts to be a world class supplier by increasing operating efficiencies while reducing costs.

Our Processed Metal Products segment had second-quarter sales of $113 million, up 3% from a year ago, a result of strong demand and higher prices in our powdered copper business, offset by lower unit volume, driven by competitive pressures, in our strip steel business. Our gross margin was 11.8%, up 1.6 percentage points from the first quarter, and the operating margin was 7.0%, up from 5.4% in the first quarter. Margins in this segment continue to move back toward their historic levels, a pattern we expect will continue in the third quarter.

At this point, let me provide some commentary on our outlook for the third quarter and the balance of the year.

In our Building Products segment – which now represents 68% of our total sales – we expect to generate continued growth as a result of market share gains and strength in most of the markets we serve. As we’ve discussed on prior calls, our more recently acquired businesses give us broader participation in the commercial, industrial, and architectural markets, all of which continue to experience strong growth.

In our Processed Metal Products segment – which accounts for 32% of our total sales – our powdered metals business remains strong, with solid volumes. Margins in our strip steel business are expected to return to their normal patterns, in line with current market trends.

Energy cost volatility will have a reduced impact on our margins going forward with the sale of the Thermal Processing segment. Our continued focus on operating efficiency gains – coupled with process innovations – helped improve operating margins during the quarter. We expect the same pattern will prevail in the second half of the year.

In light of all of these considerations, we expect our third-quarter EPS from continuing operations will be in the range of $.59 to $.63, which compares to $.37 in the third quarter of 2005, barring a significant change in business conditions.

We reported record results in the first six months of 2006, and we anticipate a similar environment in the third quarter.

We remain committed to progressive improvements in our business units, carefully managing our assets, maximizing capital utilization and cash flow to help fund growth and pay down debt, while transforming Gibraltar into a company that produces better returns on capital.

At this point, I’ll turn the call back over to Brian.

BRIAN

Thanks, Henning.

Before we open the call to your questions, let me make just a couple of closing comments.

We generated solid performance improvements in the second quarter and first half of 2006. The guidance that Henning just provided makes it clear that we expect to build on that momentum in the third quarter.

Long term, our objective is to continue transforming Gibraltar into a company that can generate consistent and improving results. We think we’re making steady progress to that end.

That concludes all of our prepared comments for today. At this point, we’ll be glad to open the call to questions that any of you may have.

Q & A Session

Thank you for joining us this afternoon, and for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.

Q206CC